Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY COMPLETES DRILLING ON THREE WELL LOCATIONS

Crossville, TN -- (GlobeNewswire)—April 15, 2010 —TN-K Energy Group Inc. (Pink Sheets: TNKY) today announced that drilling has been completed on three additional well locations on the JR Clark, Pansy Clark and Willis Bradley leases in Green County, Kentucky.

TN-K Energy announced that oil was struck in all three locations, including the  JR Clark Well # 1H in the Knox formation at 1,800 feet, the Pansy Clark Well # P12 in the Murfreesboro formation at 1,312 feet and in the Willis Bradley Well #4 in the Knox formation at 1,750 feet. The company is now in the process of completing and testing these wells.

TN-K Energy has approximately 60 more locations to be drilled on the JR and Pansy Clark leases and four more locations to be drilled on the Willis Bradley lease in Green County Kentucky.

The company further announced that it is in the process of obtaining all the necessary permits to begin drilling operations on the Todd Anderson Well #3 in Clinton County Kentucky. This lease is in a very productive area in which the company has three leases for a total of over 100 acres with approximately 20 more locations to be drilled.

In total the company has an excess of 80 wells to be drilled on our leases, due to our previous acquisitions.

“I am very excited over the amount of work we are doing,” said Ken Page, President and CEO of TN-K Energy.  “At times we have three drilling crews running on our leases at little or no cost to the company, while retaining 27.5% to 50% interest in the wells being drilled.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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